Exhibit 99.1

FOR IMMEDIATE RELEASE

NewStar Reports Net Income of $4.2 Million, or $0.10 per Diluted Share, for the Second Quarter of 2017 and Declares $0.02 Quarterly Dividend per Share

•	Acquisition – Completed previously announced acquisition of Fifth Street CLO Management LLC on July 20, 2017, adding approximately $726 million of AUM.
•

Investment Activity – New funded, middle-market credit investments totaled $460 million in the second quarter, up from $330 million last quarter and compared to $476 million in the same quarter last year.

•

Managed Assets – Managed loans and credit investments at the end of the quarter decreased slightly from the prior quarter to $6.5 billion due to the amortization and redemption of older managed CLOs issued in 2006 and 2007, which was partly offset by growth in loans held-for-sale and investments in debt securities issued by managed funds to comply with risk retention requirements.

•

Net Interest Margin – The margin increased to 1.56% for the second quarter from 1.45% in the prior quarter due to a combination of rising index rates, higher deferred loan fee amortization and an increase in loans as a percentage of earning assets.

•

Revenue – Total revenue[1] in the second quarter was consistent with the prior quarter at $20.2 million as higher net interest income, asset management fees and a gain on the sale of equity interests offset a decrease in fee income from capital markets activities and higher negative mark-to-market adjustments on loans held at fair value.

•

Credit – Credit costs decreased $3.5 million from the prior period to $2.7 million due primarily to lower specific provision expense, while net charge-offs increased by $2.0 million from the prior period to $7.5 million in the second quarter.

•	Expenses – Operating expenses decreased by $1.3 million, or 11.5%, from the prior period to $10.3 million as the company achieved planned cost saving targets.
•

Capital Management – Returned approximately $7.3 million to stockholders in the second quarter through share repurchases and dividends.  Book value per share increased to $15.40 as of June 30, 2017, up $0.19 from the end of the prior quarter.

•	Quarterly Dividend – Board of Directors declared a quarterly dividend of $0.02 per share of common stock payable on September 15, 2017 to shareholders of record on August 29, 2017.

Boston, August 2, 2017 – NewStar Financial, Inc. (NASDAQ: NEWS) (“NewStar” or the “Company”), an internally-managed, middle market direct lender and credit-oriented asset manager, today announced financial results for its second quarter of 2017, reporting net income of $4.2 million, or $0.10 per diluted share. These results compare to net income of $1.4 million, or $0.03 per diluted share in the first quarter of 2017 and $5.2 million, or $0.11 per diluted share in the second quarter of 2016. Operating income before income taxes was $7.2 million for the second quarter of 2017 compared to $2.4 million for the first quarter of 2017 and $8.8 million in the second quarter of 2016.

Tim Conway, NewStar’s Chairman and Chief Executive Officer, commented on the Company’s performance: “Despite continued pricing pressure in the second quarter, our core earnings were solid on a cash basis, excluding negative marks totaling $3.2 million on our liquid credit portfolio.  Credit costs remained in check and we continued to reduce expenses, while also taking steps to accelerate growth in managed assets and execute our capital management programs.  We returned approximately $7.3 million to stockholders through accretive share repurchases and dividends.  We also acquired Fifth Street’s CLO business after the close of the quarter, adding $726 million to assets under management.  We now have

[1]	Total revenue is defined as the sum of net interest income and non-interest income nearly $7.3 billion of managed assets split evenly between the balance sheet and funds. The acquisition is consistent with our strategy to expand our asset management activities in ways that benefit our lending franchise and add to our value proposition by leveraging our core strengths in direct lending, securitization and credit management. It also provides an attractive way to diversify our business mix, adding to fee revenue and accelerating improvement in equity returns.”

Acquisition

•

Completed the previously announced acquisition of Fifth Street CLO Management LLC (“FSCM”) from Fifth Street Holdings L.P., an affiliate of Fifth Street Asset Management, Inc. (“Fifth Street”) (NASDAQ: FSAM), a publicly-traded credit-focused asset management firm.

•

Formed in 2015 by Fifth Street to manage its middle market CLO business, FSCM manages two CLOs backed by middle-market loans and holds certain interests in its sponsored CLOs primarily to comply with regulatory risk retention requirements.

•	The purchase price was approximately $16 million in cash, net of $13 million of assumed indebtedness.
•	The acquisition adds approximately $726 million to NewStar’s assets under management, increasing total AUM to approximately $7.25 billion. The transaction closed July 20, 2017.

Dividend Declaration

•

On July 31, 2017, the Company’s Board of Directors declared a quarterly dividend of $0.02 per share of common stock to be paid on September 15, 2017, to shareholders of record at the close of business on August 29, 2017.

•	The declaration and payment of future dividends will be subject to the board’s approval.

Managed and Owned Investment Portfolios

•

Total new funded, middle-market credit investments were $460 million in the second quarter of 2017 compared to $330 million in the prior quarter and $476 million in the same quarter last year.  The change from the prior quarter reflected an increase in demand for acquisition financing derived from middle market leverage buyout activity amid an increase in M&A activity.  The impact of higher loan demand was tempered somewhat by an increase in market liquidity.

•

Total new liquid credit investments (rated, broadly syndicated loans) held by the Arch Street CLO and held for sale to other managed funds were $157 million in the second quarter compared to $189 million in the prior quarter.

•

Balance sheet runoff from scheduled amortization, prepayments and loan sales totaled approximately $461 million in the second quarter, or 12.7% of loan and investment balances at the beginning of the period, up from $366 million in the prior quarter.  Runoff in the second quarter included $242 million of prepayments, $170 million of loan sales and $48 million of contractual amortization compared to prepayments of $296 million, loan sales of $34 million and amortization of $37 million in the prior quarter.

•

Average yields on new middle-market loans and other directly originated credit investments in the second quarter were 6.8%, up from 6.6% in the prior quarter, but down from 7.0% in the comparable quarter last year.

•

Loans and other investments outstanding, excluding assets managed for third parties, were consistent with the prior quarter at $3.6 billion.  Compared to the second quarter of 2016, loans and investments decreased by $153 million, or 4.1%, due to the sale of $165 million of equipment finance assets and a $30.8 million decrease in commercial real estate loans, which was partly offset by growth in Leveraged Finance loans.
•

The Leveraged Finance loan portfolio totaled approximately $3.6 billion at the end of the second quarter, which was consistent with the prior quarter and up $43 million from the prior year.   Commercial real estate loans were less than $11 million at the end of the second quarter consistent with the prior quarter and compared to $42 at the same time last year.

•

Assets held in managed funds decreased by $79 million in the second quarter to approximately $3.3 billion and were up $327 million from the same time last year.  The decrease from the prior quarter was due to expected amortization and redemption of CLOs backed by broadly syndicated loans that were past their re-investment periods.

•

The owned loan portfolio remained defensively positioned - balanced across industry sectors and highly diversified by issuer. As of June 30, 2017, no outstanding borrowings by a single obligor represented more than 1.2% of total loans outstanding, and the ten largest obligors comprised approximately 8.4% of the loan portfolio.

Net Interest Income / Margin

•

Net interest income increased by $1.0 million to $15.0 million in the second quarter compared to $14.0 million in the prior quarter.  Compared to the second quarter of last year, net interest income decreased by $5.9 million, or 28.2%.  The decrease was due primarily to a decrease in average loan balances and higher cost of funds driven partly by rising LIBOR index rates.

•	The portfolio yield was 6.43% in the second quarter up from 6.29% in the prior quarter and 6.28% in the comparable period in the prior year.
•

Funding costs were 5.08% in the second quarter, up from 4.99% in the first quarter and 4.65% in the comparable period in the prior year due to increasing LIBOR index rates, changes in the mix of debt and higher average cost of funds for new CLO issuance.

•	As a result, the net interest margin widened to 1.56% for the second quarter of 2017 compared to 1.45% for the prior quarter and 2.10% in the second quarter of 2016.

Non-Interest Income

•

Non-interest income decreased by $1.0 million to $5.2 million for the second quarter of 2017 compared to $6.2 million in the prior quarter and $4.4 million in the same period last year. The change reflected a $1.0 million decrease in capital markets-related fee income and negative mark to market adjustments totaling $3.2 million compared to negative adjustments of $2.8 million in the prior quarter offset by differences in other miscellaneous income.

•	Other non-interest income items in the second quarter of 2017 were centered in asset management fees of $3.8 million and $1.8 million of other income.

Credit Performance

•	Provision expense was $2.7 million in the second quarter, down from $6.1 million in the prior quarter, and down from $3.6 million in the same quarter last year.
•

Total net specific provision expense decreased by approximately $3.0 million in the second quarter to $3.3 million compared to $6.3 million in the prior quarter and $2.4 million in the same quarter last year.  Provisioning activity in the second quarter included a $2.0 million specific charge in connection with the expected sale of a borrower in connection with the resolution of a long-term work-out.

•	Net charge-offs in the second quarter of 2017 were $7.5 million compared to $5.5 million in the prior quarter.

•

The allowance for credit losses was $47.3 million, or 1.75% of consolidated loans and approximately 49.7% of non-performing loans (NPLs), at June 30, 2017, compared to $52.1 million, or 1.85% of consolidated loans and approximately 50.7% of NPLs, at March 31, 2017.

•

Non-performing loans decreased by $7.7 million to $95.1 million, or 3.06% of loans held for investment at June 30, 2017, compared to $102.8 million or 3.18% of loans held for investment at the end of the prior quarter due primarily to charge-off activity.

Expenses

•

Total operating expenses for the second quarter decreased by $1.3 million to $10.3 million compared to $11.6 million in the prior quarter, reflecting targeted cost savings from actions taken over the last twelve months to streamline operations.

•	As a result, expenses as a percentage of average assets under management decreased to 0.64% in the second quarter compared to 0.68% in the prior quarter.
•	Adjusted operating expenses, which excludes non-cash equity compensation and severance costs, were $9.4 million in the second quarter down from $10.8 million during the first quarter.
•

The Company had 66 full-time employees at June 30, 2017 compared to 69 full-time employees at March 31, 2017 and 90 employees at June 30, 2016.  The reduction in staffing levels during 2016 reflects the sale of the asset-based lending and equipment finance businesses, as well as other related strategic initiatives to streamline operations.

Income Taxes

•

Deferred income taxes decreased $3.7 million to $36.9 million as of June 30, 2017.  The decrease was driven primarily by charge-off activity in the allowance for credit losses and timing differences related to compensation expense recognition.

•	Approximately $23.7 million and $6.7 million of the net deferred tax asset as of June 30, 2017 were related to our allowance for credit losses and incentive compensation, respectively.

Funding and Capital

•	Total cash and equivalents as of June 30, 2017, were $273.0 million, of which $49.7 million was unrestricted.
•

Unrestricted cash increased to $49.7 million at June 30, 2017, from $15.4 million at the end of the prior quarter due primarily to cash management activities.  Total available liquidity was $67.3 million at June 30, 2017, including unrestricted cash and $17.6 million of collateralized availability under credit facilities.

•

Restricted cash decreased by $86.1 million to $223.3 million at June 30, 2017 due primarily to cash collections on assets held in CLOs and other special purpose vehicles (SPVs) ahead of settlement dates, when restricted cash is disbursed to various stakeholders, including the Company.

•	Advances under credit facilities increased by $22.0 million to $396.1 million during the second quarter due primarily to lending activity and discretionary cash management activities.
•	Term debt securitization balances decreased from the prior quarter by $44.5 million to $2.1 billion at June 30, 2017.
•	As a result, total debt increased slightly to $3.2 billion at June 30, 2017 and leverage stayed the same at 5.0x for the end of the second quarter.

Equity

•

Book value per share increased by $0.19 to $15.40 at the end of the second quarter compared to $15.21 at the end of the prior quarter due primarily to accretive share repurchases and retained earnings.

•

Average diluted shares outstanding totaled 41.3 million for the quarter, down from 41.8 million for the prior quarter, and total outstanding shares at June 30, 2017 were 41.8 million compared to 42.3 million at March 31, 2017.

•	The Company repurchased 629,997 shares at an average cost of $10.29, or approximately $6.5 million, and paid dividends totaling $0.8 million in the second quarter.
•

Pre-tax returns on average equity increased to 4.5% in the second quarter from 1.5% in the prior quarter.  On an after-tax basis, returns on average equity increased to 2.6% in the second quarter from 0.9% from the prior quarter.

Conference Call and Webcast

NewStar will host a webcast/conference call to discuss the results today at 10:00 am Eastern Time. All interested parties are invited to participate via telephone or webcast, which will be hosted through the Events & Presentations under News & Noteworthy section at www.newstarfin.com. Please visit the website to register for the webcast and test your connection prior to the call. You can also access the conference call by dialing 877-755-7419 approximately 5-10 minutes prior to the call.  International callers should dial 973-200-3080. All callers should reference “NewStar Financial.”

For convenience, an archived replay of the call will be available through August 10, 2017 by dialing 855-859-2056. International callers should call 404-537-3406. For all replays, please use the passcode 54313007. The audio replay will also be available through the News & Noteworthy section at www.newstarfin.com.

About NewStar Financial

NewStar Financial Inc. (NASDAQ:NEWS) is an internally-managed, commercial finance company with $6.5 billion of assets at June 30, 2017, managed across two complementary business lines – middle market direct lending and asset management.  The Company’s direct lending activities are focused on meeting the complex financing needs of companies and private investors in the middle markets through specialized lending groups that offer a range of flexible debt financing options.  Credit investments are originated directly through teams of experienced, senior bankers with expertise in key industry sectors. Through its asset management platforms, NewStar offers a range of investment products employing credit-oriented strategies focused on middle market loans and liquid, tradeable credit. The Company manages approximately $1.3 billion of assets in a series of private credit funds and separate accounts that co-invest in middle market loans originated through its established leveraged finance lending platform and its strategic relationship with GSO Capital, the credit division of The Blackstone Group. Through its wholly-owned subsidiary, NewStar Capital, the Company also has more than $2 billion of assets managed across a series of CLOs that invest primarily in broadly syndicated, non-investment grade loans, as well as other sponsored funds and managed accounts that invest across various asset classes, including non-investment grade loans and bonds.

NewStar is headquartered in Boston MA and has regional offices in Chicago, IL, Darien, CT, and New York, NY. For more detailed information, please visit our website at www.newstarfin.com.

For additional information contact:

Robert K. Brown

500 Boylston Street, Suite 1250

Boston, MA 02116

617.848.2558

rbrown@newstarfin.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future performance, our expectations regarding our ability to support continued future asset growth or expense reductions and the declaration of future dividends.  All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans (including those relating to the transition to a hybrid asset manager), the market price for NewStar’s stock prevailing from time to time, the nature of other investment opportunities presented to NewStar from time to time, objectives, future performance, financing plans and restrictive covenants in our debt instruments. As such, they are subject to material risks and uncertainties, including our ability to leverage new and future assets to support growth, the continued success of our strategic relationships; the general state of the economy; our ability to compete effectively in a highly competitive industry; our ability to integrate acquired businesses; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2016 Annual Report on Form 10-K, and as supplemented by any Risk Factors contained in our Quarterly Reports on Form 10‑Q.  NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NewStar plans to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 with the SEC on or before August 9, 2017 and urges its shareholders to refer to that document for more complete information concerning NewStar’s financial results.

Non-GAAP Financial Measures

References to “total revenue” refer to net interest income plus non-interest income.  “Adjusted operating expenses” refers to operating expenses, excluding severance costs and compensation expense related to restricted stock grants that are required to be included under GAAP.  NewStar management uses adjusted operating expenses to analyze performance in support of operational and investment decisions, and NewStar believes that these measurements provide useful information to investors in their evaluation of our financial performance and condition.  Excluding non-recurring items from revenue measures and excluding expenses incurred in connection with severance costs and compensation expense related to equity awards each eliminate unique amounts that make it difficult to assess our core performance and compare our period over period results. Reconciliations of these non-GAAP financial measures to their respective most directly comparable GAAP measures are included on page 13 and 14 of this release.

NewStar Financial, Inc.

Consolidated Balance Sheets

(unaudited)

	June 30,	March 31,	December 31,	June 30,
($ in thousands)	2017	2017	2016	2016
Assets:

Cash and cash equivalents	$49,721	$15,374	$154,480	$34,634
Restricted cash	223,268	309,368	262,643	207,394
Cash collateral on deposit with custodians	7,564	7,564	7,564	7,564
Investments in debt securities, available-for-sale	151,426	127,543	119,307	91,400
Loans held-for-sale, net	346,626	255,961	144,060	440,099
Loans and leases, net	3,037,363	3,148,767	3,239,191	3,113,061
Interest receivable	13,536	13,724	14,622	15,059
Property and equipment, net	239	254	274	366
Deferred income taxes, net	36,863	40,582	40,807	30,443
Income tax receivable	3,764	4,334	—	8,346
Goodwill	17,884	17,884	17,884	17,884
Identified intangible asset, net	405	488	572	738
Other assets	42,736	43,858	39,188	24,873
Total assets	$3,931,395	$3,985,701	$4,040,592	$3,991,861

Liabilities:

Credit facilities, net	$396,139	$374,116	$445,493	$565,799
Term debt securitizations, net	2,097,459	2,141,949	2,195,064	2,009,184
Senior notes, net	374,830	374,374	373,919	373,006
Subordinated notes, net	245,082	243,236	241,390	237,696
Repurchase agreements, net	79,269	57,973	55,046	64,625
Accrued interest payable	20,230	32,652	21,319	19,664
Income tax payable	—	—	12,562	—
Other liabilities	75,144	118,394	48,377	63,164
Total liabilities	3,288,153	3,342,694	3,393,170	3,333,138
Total stockholders' equity	643,242	643,007	647,422	658,723
Total liabilities and stockholders’ equity	$3,931,395	$3,985,701	$4,040,592	$3,991,861

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	June 30,
($ in thousands, except per share amounts)	2017	2017	2016	2016
Net interest income:
Interest income	$56,913	$55,082	$64,217	$59,392
Interest expense	41,905	41,094	43,529	38,486
Net interest income	15,008	13,988	20,688	20,906
Provision for credit losses	2,698	6,149	2,635	3,623
Net interest income after provision for credit losses	12,310	7,839	18,053	17,283

Non-interest income (loss):
Asset management income	3,826	3,647	3,062	3,543
Fee income	2,161	3,193	1,442	1,697
Loss on derivatives, net	—	—	(153)	(11)
Gain (loss) on sale of loans, net	511	696	(2,131)	162
Other miscellaneous income	1,848	1,498	1,327	1,114
Mark to market adjustment on fair value loans	(3,181)	(2,769)	1,830	373
Net unrealized gain (loss) on loans held-for-sale	14	(114)	7,751	(2,519)
Gain on sale of Business Credit and Equipment Finance assets	—	—	6,655	—
Total non-interest income	5,179	6,151	19,783	4,359
Operating expenses:
Compensation and benefits	6,747	7,437	10,704	8,827
General and administrative expenses	3,552	4,200	8,758	4,013
Total operating expenses	10,299	11,637	19,462	12,840
Income from operations before income taxes	7,190	2,353	18,374	8,802
Income tax expense	3,038	971	8,044	3,561
Net income	$4,152	$1,382	$10,330	$5,241

Earnings per share:
Basic EPS	$0.10	$0.03	$0.23	$0.11
Diluted EPS	$0.10	$0.03	$0.23	$0.11

Weighted average shares outstanding:
Basic	41,216,013	41,789,915	43,732,133	46,010,918
Diluted	41,283,296	41,827,138	43,780,606	46,010,918

Dividends declared per common share	$0.02	$0.02	$—	$—

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Year Ended June 30,
($ in thousands, except per share amounts)	2017	2016
Net interest income:
Interest income	$111,995	$121,344
Interest expense	82,999	77,919
Net interest income	28,996	43,425
Provision for credit losses	8,847	21,336
Net interest income after provision for credit losses	20,149	22,089

Non-interest income (loss):
Asset management income	7,473	6,984
Fee income	5,354	2,890
Loss on derivatives, net	-	(18)
(Loss) gain on sale of loans, net	1,207	55
Other miscellaneous income	3,346	2,696
Mark to market adjustment on fair value loans	(5,950)	268
Loss on total return swap	-	(6,062)
Unrealized gain (loss) on loans held-for-sale, net	(100)	(5,813)
Gain on sale of divested business and assets	-	22,511
Total non-interest income	11,330	23,511
Operating expenses:
Compensation and benefits	14,184	19,465
General and administrative expenses	7,752	10,443
Total operating expenses	21,936	29,908
Income from operations before income taxes	9,543	15,692
Income tax expense	4,009	6,442
Net income	$5,534	$9,250

Earnings per share:
Basic EPS	$0.13	$0.20
Diluted EPS	$0.13	$0.20

Weighted average shares outstanding:
Basic	41,507,113	46,157,363
Diluted	41,567,028	46,157,363

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	June 30,
($ in thousands)	2017	2017	2016	2016
Performance Ratios:
Return on average assets	0.42%	0.14%	0.98%	0.53%
Return on average equity	2.60	0.87	6.26	3.19
Pre-tax return on average equity (ROAE)	4.50	1.47	11.14	5.36
Net interest margin, before provision	1.56	1.45	1.96	2.10
Operating expenses as a percentage of average AUM	0.64	0.68	1.15	0.78
Operating expenses as a percentage of average total assets	1.05	1.19	1.84	1.29
Efficiency ratio	51.02	57.78	48.09	50.82
Portfolio yield	6.43	6.29	6.53	6.28

Credit Quality Ratios:
Delinquent loan rate for loans 60 days or more
past due (at period end)	0.45%	0.65%	0.64%	0.07%
Delinquent loan rate for accruing loans 60 days
or more past due (at period end)	—	—	—	—
Non-accrual loan rate (at period end)	3.06	3.18	2.99	2.97
Non-performing asset rate (at period end)	3.04	3.65	3.45	2.98
Annualized net charge off (recovery) rate (end of period loans)	0.97	0.69	2.26	0.86
Annualized net charge off (recovery) rate (average period loans)	0.88	0.65	1.98	0.75
Allowance for credit losses ratio (at period end)	1.75	1.85	1.76	2.09

Capital and Leverage Ratios:
Equity to assets	16.36%	16.13%	16.02%	16.50%
Debt to equity	4.96	4.96	5.11	4.93
Book value per share	$15.40	$15.21	$15.12	$14.12

Average Balances:
Loans and other debt products, gross	$3,541,958	$3,541,036	$3,904,115	$3,789,878
Interest earning assets	3,869,500	3,916,700	4,192,123	3,997,586
Total assets	3,931,395	3,979,213	4,196,793	3,992,135
Interest bearing liabilities	3,306,672	3,338,294	3,588,650	3,328,485
Equity	643,242	647,598	656,282	660,997
Assets under management (AUM)	6,503,448	6,948,574	6,758,842	6,612,840

Allowance for credit loss activity:
Balance as of beginning of period	$52,081	$51,408	$66,366	$67,292
General provision for credit losses	(600)	(115)	1,430	1,207
Specific provision for credit losses	3,298	6,264	2,498	2,416
Net (charge offs) recoveries	(7,494)	(5,476)	(18,886)	(6,872)
Balance as of end of period	$47,285	$52,081	$51,408	$64,043

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	June 30,
($ in thousands)	2017	2017	2016	2016
Supplemental Data (at period end):
Investments in debt securities	$159,248	$133,803	$126,050	$97,837
Loans, held-for-sale	349,757	258,430	145,966	446,462
Loans held-for-investment	3,110,072	3,227,895	3,319,550	3,227,799
Loans and investments in debt securities	3,619,077	3,620,128	3,591,566	3,772,098
Deferred fees, net	(36,851)	(36,278)	(38,072)	(64,003)
Allowance for loan losses - general	(30,449)	(31,020)	(31,165)	(30,655)
Allowance for loan losses - specific	(16,363)	(20,559)	(19,771)	(32,880)
Total loans and investments in debt securities, net	$3,535,414	$3,532,271	$3,502,558	$3,644,560

Unused lines of credit	306,113	313,712	326,051	283,802
Standby letters of credit	6,825	8,053	8,239	6,339
Total unfunded commitments	$312,938	$321,765	$334,290	$290,141

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Year Ended June 30,
($ in thousands)	2017	2016
Performance Ratios:
Return on average assets	0.28%	0.46%
Return on average equity	1.73	2.83
Net interest margin, before provision	1.43	2.16
Operating expenses as a percentage of average total assets	1.11	1.49
Operating expenses as a percentage of average AUM	0.66	0.89
Efficiency ratio	54.40	44.68
Portfolio yield	5.81	6.29

Credit Quality Ratios:
Annualized net charge off (recovery) rate (end of period loans)	0.84	0.88
Annualized net charge off (recovery) rate (average period loans)	0.70	0.76

Average Balances:
Loans and other debt products, gross	$3,871,931	$3,870,980
Interest earning assets	4,081,983	4,049,018
Total assets	3,970,657	4,039,606
Interest bearing liabilities	3,472,392	3,405,268
Equity	646,110	658,037
Assets under management (AUM)	6,744,338	6,766,031

Allowance for credit loss activity:
Balance as of beginning of period	$51,408	$58,726
General provision for credit losses	(715)	2,278
Specific provision for credit losses	9,562	19,058
Net charge offs	(12,970)	(14,200)
Reversal due to sale of Business Credit	-	(1,819)
Balance as of end of period	$47,285	$64,043

NewStar Financial, Inc.

Non-GAAP Selected Financial Data

(unaudited)

	Three Months Ended
	June 30,	March 31	December 31,	June 30,
($ in thousands)	2017	2017	2016	2016
Performance Ratios:

Consolidated Statement of Operations Adjustments (1):
Operating expenses	$10,299	$11,637	$19,462	$12,840
Less: non-cash equity compensation expense (2)	870	857	921	913
Less: severance expenses	—	—	3,519	—
Adjusted operating expenses	$9,429	$10,780	$15,022	$11,927

Adjusted operating expenses as a percentage of average total assets	0.96%	1.10%	1.42%	1.20%

	Three Months Ended
	June 30,	March 31	December 31,	June 30,
	2017	2017	2016	2016
Risk-adjusted revenue
Net interest income after provision for credit losses	$12,310	$7,839	$18,053	$17,283
Non-interest income	5,179	6,151	19,783	4,359
Risk-adjusted revenue	$17,489	$13,990	$37,836	$21,642

(1) Adjustments are pre-tax, unless otherwise noted.
(2) Non-cash compensation charge related to restricted stock grants.

NewStar Financial, Inc.

Non-GAAP Selected Financial Data

(unaudited)

	Six Months Ended June 30,
($ in thousands)	2017	2016
Performance Ratios:

Consolidated Statement of Operations Adjustments(1):
Operating expenses	$21,936	$29,908
Less: non-cash equity compensation expense (2)	1,727	1,863
Less: severance costs	—	—
Adjusted operating expenses	$20,209	$28,045

Adjusted operating expenses as a percentage of average total assets	1.03%	1.41%

	Six Months Ended June 30,
	2017	2016
Risk-adjusted revenue
Net interest income after provision for credit losses	$20,149	$22,089
Non-interest income	11,330	23,511
Risk-adjusted revenue	$31,479	$45,600

(1) Adjustments are pre-tax.
(2) Non-cash compensation charge related to restricted stock grants.

NewStar Financial, Inc.

Portfolio Data

(unaudited)

	June 30,		March 31,		December 31,		June 30,
($ in thousands)	2017		2017		2016		2016

Portfolio Data: (Balance Sheet AUM)
Leveraged Finance	$3,608,404	99.7%	$3,609,467	99.7%	$3,580,942	99.7%	$3,565,363	94.5%
Real Estate	10,673	0.3	10,661	0.3	10,624	0.3	41,501	1.1
Equipment Finance	—	—	—	—	—	—	165,234	4.4
Total	$3,619,077	100.0%	$3,620,128	100.0%	$3,591,566	100.0%	$3,772,098	100.0%

Managed Portfolio (AUM)
Commercial Lending
Loans held-for-investment (1)	$2,706,944	41.5%	$2,821,316	42.8%	$2,915,805	43.3%	$3,060,601	$46.6%
Loans held-for-sale (1)	349,757	5.4	258,430	3.9	145,966	2.1	446,462	6.8
Total Commercial Lending	$3,056,701	46.9%	$3,079,746	46.7%	$3,061,771	45.4%	$3,507,063	53.4%

Asset Management
Middle Market Direct Lending
Investments in debt securities (1)	$159,248	2.4%	$133,803	2.0%	$126,050	1.9%	$97,837	1.5%
Arlington Program (2)	402,002	6.2	403,860	6.1	402,762	6.0	397,932	6.2
Berkeley Fund (2)	501,199	7.7	502,203	7.6	502,245	7.4	—	-
Clarendon Fund (2)	400,191	6.1	400,196	6.1	399,022	5.9	401,078	6.0
Credit Opportunities Fund (2)	10,068	0.2	10,559	0.2	10,661	0.2	11,611	0.2
Global Atlantic SMA	4,092	0.1	4,092	—	—	—	—	—
Sub-total Middle Market Direct Lending	1,476,800	22.6%	1,454,713	22.0%	1,440,740	21.4%	908,458	13.9%
Liquid/Tradeable Credit
Arch Street (2)	403,128	6.2%	406,579	6.2%	403,745	6.0	167,198	2.5
Avery Street (2)	—	—	—	—	51,556	0.8	98,043	1.5
Emerson Place (2)	—	—	43,227	0.7	82,660	1.2	142,691	2.1
Hull Street (2)	494,969	7.6	494,927	7.5	495,684	7.3	501,195	7.6
Lime Street (2)	168,197	2.6	191,760	2.9	241,145	3.6	245,775	3.7
Longfellow Place (2)	499,153	7.7	499,091	7.6	500,080	7.4	500,319	7.6
Staniford Street (2)	397,990	6.1	398,618	6.0	398,329	5.9	398,442	6.0
Other (2)	24,474	0.4	29,066	0.4	64,153	1.0	114,074	1.7
Sub-total Liquid/Tradeable Credit	1,987,911	30.5%	2,063,268	31.3%	2,237,352	33.2%	2,167,737	32.7%
Total Managed Assets	$6,521,412	100.0%	$6,597,727	100.0%	$6,739,863	100.0%	$6,583,258	100.0%

(1) Managed assets owned by NewStar Financial Inc. include investments in debt securities, loans held-for-sale (LHFS), assets held-for-sale, and loans held-for-investment.  Cash and other consolidated assets of NewStar Financial Inc. are excluded.

(2) Managed assets include loans, cash and other investments held by funds and managed by NewStar Financial and its affiliates.